Exhibit 5(a)

[LETTERHEAD OF MCGUIREWOODS LLP]

December 22, 2020

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Registration Statement on Form S-8

19,800,000 Shares of Common Stock of Bank of America Corporation Pursuant to

the Bank of America Corporation Key Employee Equity Plan (formerly known as the Bank of America Corporation 2003 Key Associate Stock Plan)

Ladies and Gentlemen:

We have acted as special counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 19,800,000 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Corporation’s Key Employee Equity Plan (formerly known as the Corporation’s 2003 Key Associate Stock Plan) (the “Plan”).

In rendering the opinion set forth below, we have examined such corporate records, certificates of officers of the Corporation and of public officials, and other instruments and documents, including the Registration Statement, the Corporation’s Restated Certificate of Incorporation, the Corporation’s Amended and Restated Bylaws, the Plan in the form included as Exhibit 10.2 to the Corporation’s Current Report on Form 8-K filed on May 7, 2015, the First Amendment to the Plan in the form included as Exhibit 10(mm) to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the Second Amendment to the Plan in the form included as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed on April 24, 2019, as we have considered relevant and necessary as a basis for this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and, to the extent we have received and relied upon certificates of the Corporation or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with respect to factual matters.

Based on the foregoing, we are of the opinion that the Shares were validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the Shares or to the effects of such laws thereon.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5(a) to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours, /s/ MCGUIREWOODS LLP